Exhibit 3.1

FOURTH AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CF ACQUISITION CORP. VIII

Pursuant to Section 242 of the
Delaware General Corporation Law

CF ACQUISITION CORP. VIII (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is CF Acquisition Corp. VIII. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on July 8, 2020 (the “Original Certificate”). The first certificate of amendment of the Original Certificate was filed with the Secretary of State of the State of Delaware on November 12, 2020. An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on March 11, 2021 (the “Amended and Restated Certificate of Incorporation”). A first amendment to the Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on March 9, 2022 (the “First Amendment”). A second amendment to the Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on September 29, 2022 (the “Second Amendment”). A third amendment to the Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on March 15, 2023 (the “Third Amendment”).

2.	This Fourth Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation, as amended by the First Amendment, the Second Amendment and the Third Amendment.

3.	This Fourth Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.	The text of Section 9.1(b) of Article IX is hereby amended and restated to read in full as follows:

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option, if any) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 19, 2021, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement (the “Trust Agreement”). Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by March 16, 2024 (or, if the Office of the Delaware Division of Corporations shall not be open for a full business day (including filing of corporate documents) on such date, the next date upon which the Office of the Delaware Division of Corporations shall be open for a full business day) (or such earlier date as determined by the Board, in its sole discretion) (the “Deadline Date”) and (iii) the redemption of shares in connection with a stockholder vote to amend any provisions of this Amended and Restated Certificate (a) to modify the substance or timing of the Corporation’s obligation to provide for the redemption of the Offering Shares in connection with an initial Business Combination or to redeem 100% of such shares if the Corporation has not consummated an initial Business Combination by the Deadline Date or (b) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Stockholders.”

IN WITNESS WHEREOF, CF Acquisition Corp. VIII has caused this Fourth Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 14th day of September, 2023.

CF ACQUISITION CORP. VIII

By:	/s/ Howard W. Lutnick
Name:	Howard W. Lutnick
Title:	Chairman and Chief Executive Officer

[Signature Page to Fourth Amendment to the Amended and Restated Certificate of Incorporation of CF Acquisition Corp. VIII – Fourth Extension]